EXHIBIT 10.32

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), effective as of the Effective Date, is by and between The Neiman Marcus Group, Inc., a Delaware corporation ("NMG") and Karen Katz (the "Executive").

1.  Definitions. As used in this Agreement, the following terms have the following meanings:

     (a)  "Affiliate" means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

     (b)  "Board" means the Board of Directors of NMG.

     (c)  "Cause" means one or more of the following: (i) the Executive's willful and material failure to substantially perform her duties (other than as a result of physical or mental illness or injury), or other material breach of this Agreement; (ii) the Executive's (a) willful misconduct or (b) gross negligence, in each case which is materially injurious to the Company or its Affiliates; (iii) the Executive's willful breach of her fiduciary duty or duty of loyalty to the Company or its Affiliates; or (iv) the commission by the Executive of any felony or other serious crime involving moral turpitude. For purposes of the foregoing, no act or failure to act shall be treated as "willful" unless done, or omitted to be done, by the Executive not in good faith and without the reasonable belief that the Executive's action or omission was in the best interest of NMG. "Change of Control Agreement" means the Change of Control Termination Protection Agreement by and between NMG and Executive, dated as of April 1, 2005.

     (d)  "Change of Control Agreement" means the Change of Control Termination Protection Agreement by and between NMG and Executive, dated as of April 1, 2005.

     (e)  "Competitor" means (i) any person or entity (other than NMG or an Affiliate of NMG) that owns or operates a luxury specialty retail store; (ii) Saks Incorporated, Nordstrom, Inc., Barneys New York, Inc., or, if those corporate names are not correct, the businesses commonly referred to as "Saks," "Nordstrom's," and "Barneys"; and (iii) the successors to and assigns of the persons or entities described in (ii).

     (f)  "Confidential Information" means, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by the Executive.

     (g)  "Disability" means and shall be deemed to have occurred if the Executive has been determined under NMG's long-term disability plan to be eligible for long-term disability benefits. In the absence of the Executive's participation in such plan, "Disability" means that, in the Board's sole judgment, the Executive is unable to perform any of the material duties of her regular position because of an illness or injury for (i) 80% or more of the normal working days during six consecutive calendar months or (ii) 50% or more of the normal working days during twelve consecutive calendar months.

     (h)  "Effective Date" means October 6, 2005.

     (i)  "Employment Termination Date" means the effective date of termination of the Executive's employment as established under Paragraph 6(g).

     (j)  "Good Reason" means any of the following actions if taken without the Executive's prior consent: (i) any material failure by NMG to comply with its obligations under Paragraph 5 (Compensation and Related Matters); (ii) any material failure by NMG to comply with its obligations under Paragraph 20 (Assumption by Successor); (iii) a material reduction in the Executive's responsibilities or duties as in effect on the date hereof; (iv) any relocation of the Executive's place of business to a location 50 miles or more from the current location; (v) the reduction in title of the Executive or reporting relationships as President and Chief Executive Officer of NMS; or (vi) a material breach of this Agreement by NMG.

     (k)  "Management Equity Incentive Plan" means the NMG Management Equity Incentive Plan, dated as of November 29, 2005.

     (l)  "Parent" means Newton Acquisition, Inc., a Delaware corporation.

     (m)  "Target Bonus" means the target bonus under NMG's annual incentive bonus program(s).

     (n)  "Work Product" means all ideas, works of authorship, inventions and other creations, whether or not patentable, copyrightable, or subject to other intellectual-property protection, that are made, conceived, developed or worked on in whole or in part by the Executive while employed by NMG and/or any of its Affiliates, that relate in any manner whatsoever to the business, existing or proposed, of NMG and/or any of its Affiliates, or any other business or research or development effort in which NMG and/or any of its Affiliates engages during the Executive's employment. Work Product includes any material previously conceived, made, developed or worked on during the Executive's employment with NMG prior to the Effective Date.

2.  Employment; Prior Agreement. NMG agrees to continue to employ the Executive, and the Executive agrees to continue to be employed, for the period set forth in Paragraph 3, in the position and with the duties and responsibilities set forth in Paragraph 4, and upon the other terms and conditions set out in this Agreement. The Change of Control Agreement is expressly assumed hereby as contemplated in Section 10 thereof. Notwithstanding the foregoing, the Executive acknowledges and agrees that the terms of the grant of an award pursuant to the Management Equity Incentive Plan shall be governed exclusively by the terms of such grant, including, without limitation, the vesting provisions thereof. Accordingly, notwithstanding anything to the contrary in the Change of Control Agreement, there shall be no acceleration of vesting as a result of a termination of employment for any reason.

The Executive hereby acknowledges and agrees that the foregoing assumption by NMG of the Change of Control Agreement, and the entrance by NMG into this Agreement, is in full satisfaction of NMG's obligations under Paragraph 10 of the Change of Control agreement to expressly, absolutely and unconditionally assume and agree to perform the Change of Control Agreement and any other agreements to which the Executive and NMG are parties, and that the Executive will not have the right to terminate her employment for "Good Reason" as defined in the Change of Control Agreement under item 5 of such definition.

3.  Term. Unless sooner terminated as provided in this Agreement, the term of the Agreement shall commence on the Effective Date and extend until the fifth anniversary thereof (the "Employment Term"), provided that the Employment Term shall automatically be extended for successive one year periods thereafter, unless at least three months prior to the commence of any such one year period, either party provides written notice to the other (a "Notice of Non-Renewal") that the Employment Term shall not be so extended.. The Executive's employment will end upon the expiration of the Employment Term.

4.  Position and Duties.

     (a)  The Executive shall serve as the Chief Executive Officer and President of Neiman Marcus Stores, a division of NMG ("NMS"). In such capacity, the Executive, subject to the ultimate control and direction of the Board, shall have and exercise direct charge of and general supervision over the business and affairs of NMS. In addition, the Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to the Executive by the Board and the Chief Executive Officer of NMG; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to NMS. The Executive shall report and be accountable to the Board and the President and Chief Executive Officer of NMG or their respective designees.

     (b)  During the Employment Term, the Executive shall devote her full time, skill, and attention and her best efforts to the business and affairs of NMS to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability. Notwithstanding the foregoing, the Executive may (i) subject to the approval of the Board, serve as a director or as a member of an advisory board of a noncompeting company, (ii) serve as an officer or director or otherwise participate in non-profit educational, welfare, social, religious and civil organizations, including, without limitation, all such positions and participation in effect as of the Effective Date, and (iii) manage personal and family investments; provided, however, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this paragraph do not significantly interfere with the performance and fulfillment of the Executive's duties and responsibilities as an executive of NMS in accordance with this Agreement.

     (c)  In connection with the Executive's employment by NMG under this Agreement, the Executive shall be based at the principal executive offices of NMG in Dallas, Texas, except for such reasonable travel as the performance of the Executive's duties in the business of NMG and NMS may require.

     (d)  All services that the Executive may render to NMG or any of its Affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

5.  Compensation and Related Matters.

     (a)  Base Salary. During the Employment Term, NMG shall pay to the Executive for her services under this Agreement an annual base salary ("Base Salary"). The Base Salary on the Effective Date shall be $760,000. The Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event shall NMG pay the Executive a Base Salary less than that set forth above. The Base Salary shall be payable in installments in accordance with the general payroll practices of NMG, or as otherwise mutually agreed upon.

     (b)  Annual Incentives. The Executive will participate in NMG's annual incentive bonus program(s) applicable to the Executive's position, in accordance with the terms of such program(s). The Executive's Target Bonus on the Effective Date is 65% of her Base Salary. The Target Bonus percentage may be adjusted but may not be reduced below 65% of the Executive's Base Salary. The actual amount of any annual incentive bonus paid to the Executive will be determined according to the terms of the annual incentive bonus program(s), including any such terms that place the amount of any annual incentive bonus within the discretion of the Board.

     (c)  Long-term Incentives. The Executive shall participate in the Management Equity Incentive Plan in a manner that is consistent with the participation of other senior executives of NMG.

     (d)  SERP Enhancement. During the Employment Term, the Executive shall continue to accrue benefits under The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan (the "SERP"), provided that (i) the SERP shall not be amended or terminated in any way that adversely affects the Executive, and (ii) after the Executive has reached the 25-year maximum set forth in the SERP, she shall be entitled to an additional one year of credit for each full year of service thereafter. In addition, if (i) during the Employment Term, the Executive's employment is terminated by NMG for any reason other than death, Disability, or Cause, (ii)during the Employment Term, the Executive's employment is terminated by the Executive for Good Reason, or (iii) the Executive's employment terminates upon expiration of the Employment Term following the provision by NMG of a Notice of Non-Renewal, and, in any such case, on the date of such termination the Executive has not yet reached age 65, the Executive's SERP benefit shall not be reduced according to the terms of the SERP solely by reason of the Executive's failure to reach age 65 as of the Employment Termination Date.

     (d)  Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, programs, and arrangements that are generally made available by NMG to its senior executives, including without limitation NMG's life insurance, long-term disability, and health plans. NMG agrees that the employee benefit plans, programs and arrangements that are made available to the Executive during the Employment Term will not be materially diminished in the aggregate from those benefit plans, programs and arrangements made available immediately prior to the Effective Date. The Executive agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for such life and/or disability insurance policies.

     (e)  Fringe Benefits. The Executive will be entitled for the Employment Term to the perquisites and other fringe benefits that are made available by NMG to its senior executives generally and to such perquisites and fringe benefits that are made available by NMG to the Executive in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit. NMG agrees that the perquisites and other fringe benefits that are made available to the Executive during the Employment Term will not be materially diminished in the aggregate from those perquisites and fringe benefits made available immediately prior to the Effective Date. Without limiting the foregoing, the Executive's $25,000 annual clothing allowance shall remain in place during the Employment Term.

     (f)  Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performing her duties and responsibilities under this Agreement, consistent with NMG's policies or practices for reimbursement of expenses incurred by other NMG senior executives.

     (g)  Vacations. During the Employment Term, the Executive shall be eligible for vacation, sick pay, and other paid and unpaid time off in accordance with the policies and practices of NMG. The Executive agrees to use her vacation and other paid time off at such times that are (i) consistent with the proper performance of her duties and responsibilities and (ii) mutually convenient for NMG and the Executive.

     (h)  Indemnification. The Executive will be entitled to indemnification on the same terms as indemnification is made available by NMG to its other senior executives, whether through NMG's bylaws or otherwise.

6.  Termination of Employment.

     (a)  Death. The Executive's employment shall terminate automatically upon her death.

     (b)  Disability. In the event of the Executive's Disability during the Employment Term, NMG may notify the Executive of NMG's termination of the Executive's employment.

     (c)  Termination by NMG for Cause. NMG or the Chief Executive Officer of NMG may terminate the Executive's employment for Cause. To exercise its right to terminate the Executive's employment pursuant to clause (i), (ii) or (iii) of the definition of Cause, however, NMG must first provide the Executive with a reasonable period of time to correct the circumstances or events, to the extent that they may reasonably be corrected, that NMG contends give rise to the existence of Cause under such provision. Prior to terminating the Executive's employment for Cause under this Paragraph 6(c), NMG must provide the Executive with a written notice of its intent to terminate her employment for Cause. Such written notice must specify the particular act or acts or failure(s) to act that form(s) the basis for the decision to so terminate the Executive's employment for Cause. The Executive will be given the opportunity within 30 calendar days of her receipt of such notice to meet with the Board to defend herself with regard to the alleged act or acts or failure(s) to act. If at the conclusion of or following such a meeting, the Board decides to proceed with the termination of the Executive's employment for Cause, such a termination will be effected by providing the Executive with a Notice of Termination under Paragraph 6(f). Upon or after NMG's issuance of the notice of intent to terminate the Executive's employment for Cause, NMG may suspend the Executive with pay pending the Board's decision whether to proceed with the termination.

     (d)  Termination by the Executive for Good Reason. The Executive may terminate her employment for Good Reason. To exercise her right to terminate for Good Reason, the Executive must provide written notice to NMG of her belief that Good Reason exists, and that notice shall describe the circumstance believed to constitute Good Reason. If that circumstance may reasonably be remedied, NMG shall have 30 days to effect that remedy. If not remedied within that 30-day period, the Executive may submit a Notice of Termination; provided, however, that the Notice of Termination invoking the Executive's right to terminate her employment for Good Reason must be given no later than 60 days after the later of (i) the first date the Executive knew or should have known that Good Reason existed, and (ii) the end of NMG's 30-day cure period, if applicable; otherwise, the Executive is deemed to have accepted the circumstance(s) that may have given rise to the existence of Good Reason.

     (e)  Termination by Either Party Without Cause or Without Good Reason. Either NMG or the Executive may terminate the Executive's employment without Cause or Good Reason upon at least three months' prior written notice to the other party.

     (f)  Notice of Termination. Any termination of the Executive's employment by NMG or by the Executive (other than a termination pursuant to Paragraph 6(a)) shall be communicated by a Notice of Termination. A "Notice of Termination" is a written notice that must (i) indicate the specific termination provision in this Agreement relied upon; (ii) in the case of a termination for Disability, Cause, or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision invoked, including the particular act or acts or failure(s) to act that is or are the basis of any termination for Cause or Good Reason; and (iii) if the termination is by the Executive under Paragraph 6(e), or by NMG for any reason, specify the Employment Termination Date. The failure by NMG to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of NMG or preclude NMG from asserting such fact or circumstance in enforcing NMG's rights.

     (g)  Employment Termination Date. The Employment Termination Date shall be as follows: (i) if the Executive's employment is terminated by her death, the date of her death; (ii) if the Executive's employment is terminated by NMG because of her Disability or for Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (iii) if the Executive's employment is terminated by the Executive for Good Reason, the date on which the Notice of Termination is given; (iv) if the termination is under Paragraph 6(e), the date specified in the Notice of Termination, which date shall be no earlier than three months after the date such notice is given if such Notice of Termination is given by the Executive; or (v) if a Notice of Non-Renewal is provided by either party, upon expiration of the Employment Term.

     (h)  Resignation. In the event of termination of the Executive's employment (for any reason other than the death of the Executive), the Executive agrees that if at such time she is a member of the Board or is an officer of NMG or a director or officer of any of its Affiliates, she shall be deemed to have resigned from such position(s) effective on the Employment Termination Date.

7.  Compensation Upon Termination of Employment.

     (a)  Death. If the Executive's employment is terminated by reason of the Executive's death, NMG shall pay to the Executive's estate (i) any unpaid portion of the Executive's Base Salary through the Employment Termination Date and any bonus payable for the preceding fiscal year that has otherwise not already been paid (together, the "Compensation Payment"), (ii) any accrued but unused vacation days (the "Vacation Payment"), (iii) any reimbursement for business travel and other expenses to which the Executive is entitled (the "Reimbursement"), and (iv) an amount of annual incentive pay, as described in Paragraph 5(b), equal to a prorated portion of the Target Bonus amount for the year in which the Employment Termination Date occurs (the "Prorated Bonus"). This Paragraph 7(a) does not limit the entitlement of the Executive's estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by NMG for the Executive's benefit.

     (b)  Disability. If the Executive's employment is terminated by reason of the Executive's Disability, NMG shall pay to the Executive (i) the Compensation Payment, (ii) the Vacation Payment, (iii) the Reimbursement, and (iv) the Prorated Bonus. This Paragraph 7(b) does not limit the entitlement of the Executive to any amounts payable pursuant to the terms of any applicable disability insurance plan, policy, or similar arrangement that is maintained by NMG for the Executive's benefit.

     (c)  Termination by the Executive Without Good Reason or Following Executive Non-Renewal. If the Executive's employment is terminated by the Executive pursuant to and in compliance with Paragraph 6(e) or by reason of the provision of a Notice of Non-Renewal by the Executive, NMG shall pay to the Executive (i) the Compensation Payment, (ii) the Vacation Payment, and (iii) the Reimbursement.

     (d)  Termination for Cause. If the Executive's employment is terminated by NMG for Cause, NMG shall pay to the Executive (i) the Compensation Payment, (ii) the Vacation Payment, and (iii) the Reimbursement.

     (e)  Termination Without Cause or With Good Reason or Following NMG Notice of Non-Renewal. If, following the second anniversary of the Effective Date, the Executive's employment (x) is terminated by NMG during the Employment Term for any reason other than death, Disability, or Cause, (y) is terminated by the Executive for Good Reason during the Employment Term, or (z) terminates upon expiration of the Employment Term following the provision of a Notice of Non-Renewal by NMG, then NMG shall pay to the Executive (i) the Compensation Payment, (ii) the Vacation Payment, and (iii) the Reimbursement. In addition, subject to the Executive's execution of a release and waiver of claims against NMG and its Affiliates in such form as NMG may reasonably require, NMG will (i) pay to the Executive the Prorated Bonus, (ii) pay to the Executive a lump sum equal to two (2) times the sum of the Base Salary provided for in Paragraph 5(a) and the Target Bonus under Paragraph 5(b), at the level in effect as of the Employment Termination Date, and (iii) for the two (2) year period following such termination provide to the Executive the benefits described in, and subject to the terms of, Paragraph 3b of the Change of Control Agreement; provided, however, that the Executive shall be required to repay the amounts described in clauses (i) and (ii), and the benefits described in clause (iii) shall cease if:
(i)

the Executive receives written notice from NMG that, in the reasonable judgment of NMG, the Executive engaged or is engaging in any conduct that violates Paragraph 8 or engaged or is engaging in any of the Restricted Activities described in Paragraph 9, unless within 30 days of the date NMG so notifies the Executive in writing, the Executive provides information to NMG that NMG determines is sufficient to establish that the Executive did not engage in any conduct that violated Paragraph 8 or engage in any of the Restricted Activities described in Paragraph 9; or

(ii)

the Executive is arrested or indicted for any felony, other serious criminal offense, or any violation of federal or state securities laws, or has any civil enforcement action brought against her by any regulatory agency, for actions or omissions related to her employment with NMG or any of its Affiliates, or if NMG reasonably believes that the Executive has committed any act or omission, either during her employment under this Agreement or if related to such employment thereafter, that during her employment would have entitled NMG to terminate her employment for Cause under provisions (i), (ii), (iv), or (vi) of the definition of Cause, and the Executive is found guilty or enters into a plea agreement, consent decree or similar arrangement with respect to any such criminal or civil proceedings, or if the Board makes a finding that the Executive has committed such an act or omission. If any such criminal or civil proceedings do not result in a finding of guilt or the entry of a plea agreement or consent decree or similar arrangement, or if the Board makes a finding that the Executive has not committed such an act or omission, the Executive shall not be required to repay any amounts hereunder.

     (f)  Termination Within Two Years Following the Effective Date. If, within the two-year period following the Effective Date, the Executive's employment with NMG or an Affiliate or successor of NMG is terminated for any reason, the Executive's entitlements and obligations, if any, shall be governed by the Change of Control Agreement, and Paragraphs 7, 8, 9 and 10 of this Agreement shall not be applicable; provided, however, that (i) as provided in Paragraph 2 of this Agreement, there shall be no acceleration of vesting as a result of a termination of employment for any reason, and (ii) the provisions of Paragraph 5(d) of this Agreement (relating to SERP enhancements) shall be applicable notwithstanding any contrary provisions of the Change in Control Agreement with respect to the SERP.

     (g)  No Mitigation. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any profits, income, earnings, or other benefits received by the Executive from any source other than NMG or its successor.

     (h)  Offset. The Executive agrees that NMG may set off against, and she authorizes NMG to deduct from, any payments due to the Executive, or to her heirs, legal representatives, or successors, as a result of the termination of the Executive's employment any specified amounts which may be due and owing to NMG by the Executive, whether arising under this Agreement or otherwise.

8.  Confidential Information.

     (a)  The Executive acknowledges and agrees that (i) NMG is engaged in a highly competitive business; (ii) and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information; (iii) NMG must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) in the luxury specialty retail business, her participation in or direction of NMG's day-to-day operations and strategic planning are an integral part of NMG's continued success and goodwill; (v) given her position and responsibilities, she necessarily will be creating Confidential Information that belongs to NMG and enhances NMG's goodwill, and in carrying out her responsibilities she in turn will be relying on NMG's goodwill and the disclosure by NMG to her of Confidential Information; (vi) she will have access to Confidential Information that could be used by any Competitor of NMG in a manner that would irreparably harm NMG's competitive position in the marketplace and dilute its goodwill; and (vii) she necessarily would use or disclose Confidential Information if she were to engage in competition with NMG.

     (b)  NMG acknowledges and agrees that the Executive must have and continue to have throughout her employment the benefits and use of its and its Affiliates' goodwill and Confidential Information in order to properly carry out her responsibilities. NMG accordingly promises upon execution and delivery of this Agreement to provide the Executive immediate access to new and additional Confidential Information and authorize her to engage in activities that will create new and additional Confidential Information.

     (c)  NMG and the Executive thus acknowledge and agree that during the Executive's employment with NMG and upon execution and delivery of this Agreement she (i) has received, will receive, and will continue to receive, Confidential Information that is unique, proprietary, and valuable to NMG and/or its Affiliates; (ii) has created, will create, and will continue to create, Confidential Information that is unique, proprietary, and valuable to NMG and/or its Affiliates; and (iii) has benefited, will benefit, and will continue to benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill NMG and its Affiliates have generated and from the Confidential Information.

     (d)  Accordingly, the Executive acknowledges and agrees that at all times during her employment by NMG and/or any of its Affiliates and thereafter:
(i)	all Confidential Information shall remain and be the sole and exclusive property of NMG and/or its Affiliates;

(ii)	she will protect and safeguard all Confidential Information;

(iii)

she will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, NMG or its Affiliates, to the extent necessary for the proper performance of her responsibilities unless authorized to do so by NMG or compelled to do so by law or valid legal process;

(iv)

if she believes she is compelled by law or valid legal process to disclose or divulge any Confidential Information, she will notify NMG in writing within 24 hours after receipt of legal process or other writing that causes her to form such a belief, or as soon as practicable if she receives less than 24 hours' notice, so that NMG may defend, limit, or otherwise protect its interests against such disclosure;

(v)

at the end of her employment with NMG for any reason or at the request of NMG at any time, she will return to NMG all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic; and

(vi)

absent the promises and representations of the Executive in this Paragraph 8 and in Paragraph 9, NMG would require her immediately to return any tangible Confidential Information in her possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.

9.  Noncompetition and Nondisparagement Obligations. In consideration of NMG's promises to provide the Executive with new and additional Confidential Information and to authorize her to engage in activities that will create new and additional Confidential Information upon execution and delivery of this Agreement, and the other promises and undertakings of NMG in this Agreement, the Executive agrees that, while she is employed by NMG and/or any of its Affiliates and for a one-year period following the end of that employment for any reason, she shall not engage in any of the following activities (the "Restricted Activities"):

     (a)  She will not directly or indirectly disparage NMG or its Affiliates, any products, services, or operations of NMG or its Affiliates, or any of the former, current, or future officers, directors, or employees of NMG or its Affiliates;

     (b)  She will not, whether on her own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for NMG or its Affiliates to leave that employment or cease performing those services;

     (c)  She will not, whether on her own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of NMG or any of its Affiliates to cease being a customer, supplier, or vendor of NMG or any of its Affiliates or to divert all or any part of such person's or entity's business from NMG or any of its Affiliates; and

     (d)  She will not associate directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, member, representative, or consultant, with any Competitor of NMG or any of its Affiliates, unless (i) she has advised NMG in writing in advance of her desire to undertake such activities and the specific nature of such activities; (ii) NMG has received written assurances (that will be designed, among other things, to protect NMG's and its Affiliates' goodwill, Confidential Information, and other important commercial interests) from the Competitor and the Executive that are, in NMG's sole discretion, adequate to protect its interests; (iii) NMG, in its sole discretion, has approved in writing such association; and (iv) the Executive and the Competitor adhere to such assurances. This restriction (i) extends to the performance by the Executive, directly or indirectly, of the same or similar activities the Executive has performed for NMG or any of its Affiliates or such other activities that by their nature are likely to lead to the disclosure of Confidential Information, and (ii) with respect to the post-employment restriction, applies to any Competitor that has a retail store within 50 miles of, or in the same Metropolitan Statistical Area as, any retail store of NMG or any of its Affiliates. The Executive shall not be in violation of this Paragraph 9(d) solely as a result of her investment in stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if she and the members of her immediate family do not, directly or indirectly, hold more than a total of one percent of all such shares of stock or other securities issued and outstanding. The Executive acknowledges and agrees that engaging in the activities restricted by this Paragraph 9(d) would result in the inevitable disclosure or use of Confidential Information for the Competitor's benefit or to the detriment of NMG or its Affiliates.

The Executive acknowledges and agrees that the restrictions contained in this Paragraph 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Paragraph 8; that NMG's promises and undertakings set forth in Paragraph 8, the Executive's position and responsibilities with NMG, and NMG granting to the Executive ownership in NMG in the form of NMG stock, give rise to NMG's interest in restricting the Executive's post-employment activities; that such restrictions are designed to enforce the Executive's promises and undertakings set forth in this Paragraph 9 and her common-law obligations and duties owed to NMG and its Affiliates; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect NMG's goodwill, Confidential Information, and other legitimate business interests; that she will immediately notify NMG in writing should she believe or be advised that the restrictions are not, or likely are not, valid or enforceable under Texas law or the law of any other state that she contends or is advised is applicable (the "Enforceability Notification"); that the mutual promises and undertakings of NMG and the Executive under Paragraphs 8 and 9 are not contingent on the duration of the Executive's employment with NMG; and that absent the promises and representations made by the Executive in this Paragraph 9 and Paragraph 8, NMG would require her to return any Confidential Information in her possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement. Notwithstanding the foregoing, NMG agrees that the Executive's conduct in providing the Enforceability Notification under this Paragraph 9(d) shall not constitute a waiver of any attorney-client privilege between the Executive and her attorney(s).

10.  Intellectual Property.

     (a)  In consideration of NMG's promises and undertakings in this Agreement, the Executive agrees that all Work Product will be disclosed promptly by the Executive to NMG, shall be the sole and exclusive property of NMG, and is hereby assigned to NMG, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular hours of her employment or her time away from her employment, (ii) the Work Product was made at the suggestion of NMG; or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, the Executive acknowledges that all original works of authorship that are made by the Executive, solely or jointly with others, within the scope of her employment and that are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by NMG from the time of creation.

     (b)  The Executive agrees to assign, transfer, and set over, and the Executive does hereby assign, transfer, and set over to NMG, all of her right, title and interest in and to all Work Product, without the necessity of any further compensation, and agrees that NMG is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product. The Executive agrees to (i) cooperate with NMG during and after her employment with NMG in obtaining patents or copyrights or other intellectual-property protection for all Work Product; (ii) execute, acknowledge, seal and deliver all documents tendered by NMG to evidence its ownership thereof throughout the world; and (iii) cooperate with NMG in obtaining, defending and enforcing its rights therein.

     (c)  The Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Executive and any other person or entity. The Executive further represents that she has no other employment or undertakings that might restrict or impair her performance of this Agreement. The Executive will not in connection with her employment by NMG, use or disclose to NMG any confidential, trade secret, or other proprietary information of any previous employer or other person that the Executive is not lawfully entitled to disclose.

11.  Reformation. If the provisions of Paragraphs 8, 9, or 10 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and NMG agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

12.  Assistance in Litigation. After the Employment Term, the Executive shall, upon reasonable notice, furnish such information and assistance to NMG or any of its Affiliates as may reasonably be requested by NMG in connection with any litigation in which NMG or any of its Affiliates is, or may become, a party. NMG shall reimburse the Executive for all reasonable out-of-pocket expenses, including travel expenses, incurred by the Executive in rendering such assistance, but shall have no obligation to compensate the Executive for her time in providing information and assistance in accordance with this Paragraph 12.

13.  No Obligation to Pay; Section 409A of the Code.

     (a)  With regard to any payment due to the Executive under this Agreement, it shall not be a breach of any provision of this Agreement for NMG to fail to make such payment to the Executive if (i) NMG is legally prohibited from making the payment; (ii) NMG would be legally obligated to recover the payment if it was made; or (iii) the Executive would be legally obligated to repay the payment if it was made.

     (b)  In the event any payment herein would result in the imposition of an excise tax pursuant to Section 409A of the Internal Revenue Code of 1986 or the regulations thereunder ("409A Excise Tax"), the Executive agrees that such payment shall be postponed to the date that is the earliest date upon which such payment would no longer result in the imposition of a 409A Excise Tax.

14.  Survival. The expiration or termination of the Employment Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, NMG's obligations under Paragraphs 5(i), 7, and 16, and the Executive's obligations under Paragraphs 8, 9, 10 and 12, will survive the expiration or termination of the Executive's employment.

15.  Withholding Taxes. NMG shall withhold from any payments to be made to the Executive pursuant to this Agreement such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

16.  Excise Tax Provisions in Connection with a Change of Control.

     (a)  If, after the Effective Date, there occurs a transaction that constitutes a "change of control" under Regulation 1.280G and, immediately prior to the consummation of such change of control, NMG is an entity whose stock is readily tradeable on an established securities market (or otherwise) such that the excise tax exemption for non-public companies is not available, the following provisions will apply:
(i)

In the event it shall be determined that any Payment is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Paragraph 16(b), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payment does not exceed 110% of the greatest amount that could be paid to Executive without giving rise to any Excise Tax (the "Safe Harbor Amount"), then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount.  The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Paragraph 7(e), unless an alternative method of reduction is elected by Executive.

(ii)

All determinations required to be made under this Paragraph 16, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by NMG (the "Accounting Firm") which shall provide detailed supporting calculations both to NMG and the Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by NMG; provided that for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of the Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates.  All fees and expenses of the Accounting Firm shall be borne solely by NMG.  Any Gross-Up Payment, as determined pursuant to this Paragraph 16, shall be paid by NMG to the Executive (or to the appropriate taxing authority on the Executive's behalf) when the applicable tax is due.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing.  Any determination by the Accounting Firm shall be binding upon NMG and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Executive was lower than the amount actually due ("Underpayment").  In the event that NMG exhausts its remedies pursuant to Paragraph 16(b) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by NMG to or for the benefit of Executive.

(iii)

The Executive shall notify NMG in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by NMG of any Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise NMG of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to NMG (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If NMG notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give NMG any information reasonably requested by NMG relating to such claim, (ii) take such action in connection with contesting such claim as NMG shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by NMG, (iii) cooperate with NMG in good faith in order to effectively contest such claim and (iv) permit NMG to participate in any proceedings relating to such claim; provided, however, that NMG shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Paragraph 16(b), NMG shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as NMG shall determine; provided, further, that if NMG directs the Executive to pay such claim and sue for a refund, NMG shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if the Executive is required to extend the statute of limitations to enable NMG to contest such claim, the Executive may limit this extension solely to such contested amount.  NMG's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)

If, after the receipt by the Executive of an amount paid or advanced by NMG pursuant to this Paragraph 16(b), the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall (subject to NMG's complying with the requirements of Paragraph 16(b)) promptly pay to NMG the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by NMG pursuant to Paragraph 16(b), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and NMG does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

17.  Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):
(i)	If to NMG, at: The Neiman Marcus Group, Inc. Attn: General Counsel 1618 Main Street Dallas, TX 75201

If to the Executive, at the Executive's then-current home address on file with NMG.

18.  Injunctive Relief. The Executive acknowledges and agrees that NMG would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Paragraphs 8, 9, and 10 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Executive agrees that NMG shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event the Executive breaches or threatens to breach any of the provisions of such Paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by the Executive, but shall be in addition to all other remedies available to NMG at law or equity.

19.  Binding Effect; No Assignment by the Executive; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that the Executive shall not assign or otherwise transfer this Agreement or any of her rights or obligations herein. NMG is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations herein to an Affiliate of NMG. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

20.  Assumption by Successor. NMG shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of NMG, by agreement in writing in form and substance reasonably satisfactory to the Executive, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that NMG would be required to perform it if no such succession or assignment had taken place. If NMG fails to obtain such agreement by the effective time of any such succession or assignment, such failure shall be considered Good Reason; provided, however, that the compensation to which the Executive would be entitled upon a termination for Good Reason pursuant to Paragraph 7(e) shall be the sole remedy of the Executive for any failure by NMG to obtain such agreement. As used in this Agreement, "NMG" shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of NMG that executes and delivers the agreement provided for in this Paragraph 20 or that otherwise becomes obligated under this Agreement by operation of law.

21.  Governing Law. This Agreement and the employment of the Executive shall be governed by the laws of the State of Texas except for its laws with respect to conflict of laws.

22.  Arbitration.  (a) All disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted before one arbitrator sitting in Dallas, Texas, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be made within thirty days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

     (b)  Notwithstanding the foregoing, NMG and its Affiliates may seek such injunctive or other legal or equitable relief to which it may be entitled in any state or federal court of competent jurisdiction to enforce its rights under Paragraphs 7(e), 8, 9, 10 or 12 of this Agreement.

23.  Costs of Proceedings. In connection with any arbitration relating to the interpretation or enforcement of any provision of this Agreement, each party shall bear its own costs, provided that NMG shall pay all costs and expenses of the Executive (including legal fees) solely with respect to any arbitration instituted on or before the second anniversary of the Effective Date or relating to any termination of employment that occurs on or prior to such second anniversary. Reimbursement of the Executive as set forth herein shall occur on a monthly basis. Notwithstanding the foregoing, if the Executive instituted the proceeding and the arbitrator or other individual presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith, the Executive shall reimburse NMG for all costs and expenses of the Executive previously paid by NMG pursuant to this Paragraph 22.

24.  Entire Agreement. This Agreement and the Change of Control Agreement contain the entire agreement between the parties concerning the subject matter hereof and supersede the Confidentiality, Non-Competition and Termination Benefits Agreement dated November 20, 2002 between the Executive and NMG, and all other prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement and the Change of Control Agreement.

25.  Modification; Waiver. No person, other than pursuant to a resolution duly adopted by the members of the Board, shall have authority on behalf of NMG to agree to modify, amend, or waive any provision of this Agreement. Further, this Agreement may not be changed orally, but only by a written agreement signed by the party against whom any waiver, change, amendment, modification or discharge is sought to be enforced. Each party to this Agreement acknowledges and agrees that no breach of this Agreement by the other party or failure to enforce or insist on its or her rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

26.  Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

27.  Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

28.  Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

Remainder of Page Left Intentionally Blank

IN WITNESS WHEREOF, NMG has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this Agreement, effective as of the Effective Date.
THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Nelson A. Bangs

Title:	Senior Vice President

EXECUTIVE:

/s/ Karen Katz

Name:	Karen Katz